Exhibit (b)

[EXECUTION COPY]

PATHLIGHT CAPITAL LLC 18 Shipyard Drive, Suite 2C Hingham, Massachusetts 02043	ENCINA BUSINESS CREDIT, LLC 123 N. Wacker Drive, Suite 2400 Chicago, Illinois 60606

November 11, 2018

BBX Inc.

222 W Las Colinas Blvd, Suite 200, North Tower

Irving, Texas 75039

Attention: Deepak Kumar Bansal

Project Host

Commitment Letter

$97,500,000 Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Pathlight Capital LLC (“Pathlight”) and Encina Business Credit, LLC (“Encina”) that BBX Inc., a Delaware corporation (the “Parent”), an entity formed by or on behalf of AGC Networks Pte. Ltd., a company organized under the laws of Singapore (“AGC”) and/or its affiliates (collectively, the “Equity Investors”), has formed a wholly-owned subsidiary, Host Merger Sub Inc., a Delaware corporation (the “MergerSub”), and MergerSub intends to acquire all of the capital stock and assets of Black Box Corporation, a Delaware corporation (the “Company”) and its subsidiaries (the “Acquisition”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof (together with all annexes, exhibits, schedules and other attachments thereto, the “Acquisition Agreement”) and to consummate the other transactions described in the transaction description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summary of Terms or the Transaction Description.

In connection with the foregoing, the Borrowers (as defined in the Summary of Terms referred to below) intend to obtain a $97,500,000 senior secured asset-based credit facility consisting of (a) a $35,000,000 revolving credit facility (the “ABL Revolving Facility”), (b) a $20,000,000 “first-in, last-out” term loan facility (the “ABL Tranche A Term Facility”), and (c) a $42,500,000 “last-out” term loan facility (the “ABL Tranche A-1 Term Facility” and, together with the ABL Revolving Facility and the ABL Tranche A Term Facility, collectively, the “Senior Credit Facilities”). Pathlight is pleased to advise you of its commitment to provide the entire principal amount of the ABL Tranche A-1 Term Facility and to act as the sole administrative agent and collateral agent for the Senior Credit Facilities (in such capacities, the “Administrative Agent”), and Encina is pleased to advise you of its commitment to provide the entire principal amount of the ABL Revolving Facility and the ABL Tranche A Term Facility and to act as the agent for the ABL Revolving Facility (in such capacity, the “Revolving Agent”), in each case, upon the terms set forth in this letter (this “Commitment Letter”), the Summary of Terms and Conditions attached hereto as Exhibit B and incorporated herein by this reference (the “Summary of Terms”), and the Fee Letter (as defined below), and subject solely to the satisfaction of (or procurement of a waiver of) the conditions set forth in Exhibit C attached hereto. Each of Pathlight’s and Encina’s commitments hereunder are several and not joint.

Notwithstanding anything in this Commitment Letter, the Summary of Terms, the Fee Letter or any of the Loan Documents (as defined below) to the contrary, (a) the only representations and warranties relating to you, the Company and its subsidiaries and their business and assets, the accuracy of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date (as defined in the Summary of Terms), shall be (i) such of the representations made by or on behalf of the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Commitment Parties (as hereinafter defined) and the Lenders, but only to the extent that the Parent (or any of its affiliates party to the Acquisition Agreement) has the right to terminate each such person’s obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations and warranties referenced in clauses (i) and (ii) above are collectively referred to as the “Closing Date Representations and Warranties”) and (b) the terms of the definitive documentation for the Senior Credit Facilities (the “Loan Documents”) shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Closing Date if the conditions set forth herein and in Exhibit C attached hereto are satisfied (it being understood that, to the extent any Collateral (as defined in the Summary of Terms), including the perfection of any security interest therein, is not or cannot be provided on the Closing Date after your use of commercially reasonable efforts to do so (other than (i) the pledge and perfection of the Administrative Agent’s security interest in the certificated equity interests of the Company and each of its subsidiaries (to the extent required by the Summary of Terms), (ii) the pledge and perfection of the Administrative Agent’s security interest in Collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code (or with respect to any Foreign Borrower (as defined in the Summary of Terms) with assets included in the Borrowing Bases (as defined in the Summary of Terms) on the Closing Date, any similar filing or registration under applicable law), (iii) the recording of a mortgage in the applicable filing office with respect to each parcel of real estate included in any Borrowing Base on the Closing Date, and (iv) the filing of intellectual property security agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office for U.S. intellectual property that is registered as of the Closing Date), then the providing of such Collateral and perfection therein shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be provided after the Closing Date pursuant to arrangements to be mutually agreed upon between the parties. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to (i) organization, (ii) corporate existence, (iii) power and authority and due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Loan Documents, (iv) the enforceability of the Loan Documents, (v) Federal Reserve margin regulations, (vi) the Patriot Act, (vii) the Investment Company Act, (viii) non-contravention of the Loan Documents with the Loan Parties’ governing documents, applicable law, or any order, judgment, decree of any court or other governmental authority binding on any Loan Party; (ix) solvency of the Parent and its subsidiaries after giving effect to the Transactions (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C), (x) use of proceeds, and (xi) subject to the limitations in the immediately preceding sentence, creation, perfection and priority of security interests in the Collateral as of the Closing Date (subject to customary permitted liens under the Loan Documents). The foregoing provisions of this paragraph are referred to herein as the “Limited Conditionality Provisions”.

Pathlight is pleased to advise you of its willingness, as the sole lead arranger and sole bookrunner (in such capacities, acting alone or through or with its affiliates, the “Lead Arranger”; the Lead Arranger, together with Pathlight (in its individual capacity) and Encina, each a “Commitment Party”, and collectively, the “Commitment Parties”) for the Senior Credit Facilities, to form a syndicate of financial institutions and

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institutional lenders and investors (including Pathlight and Encina but excluding any Disqualified Lenders (as defined below)) (collectively, the “Lenders”) for the Senior Credit Facilities. Notwithstanding the foregoing, neither the Lead Arranger nor the Syndication Agent will syndicate the Senior Credit Facilities to those financial institutions and other institutional lenders and investors (a) that have been separately identified in writing by you to the Lead Arranger on or prior to the date hereof, (b) those persons who are competitors of the Company and its subsidiaries that are separately identified in writing by you to the Lead Arranger (or, after the Closing Date, to the Administrative Agent (as defined in the Summary of Terms)) from time to time and (c) in the case of each of clauses (a) and (b), any of their affiliates (excluding in the case of clause (b) affiliates that are bona fide fixed income investors, banks (or similar financial institutions) and debt funds) that are either (i) identified in writing by you to the Lead Arranger (or, after the Closing Date, to the Administrative Agent) from time to time or (ii) readily identifiable on the basis of such affiliate’s name (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”). Any designation of a person as a Disqualified Lender pursuant to clauses (b) or (c)(i) above shall become effective two (2) business days after delivery to the Lead Arranger (or, after the Closing Date, to the Administrative Agent) of written notice of such designation, and shall not apply retroactively to disqualify any person who acquired, and continues to hold, any loans, commitments or participations in respect of the Senior Credit Facilities prior to the effective date of any such designation. Disqualified Lenders shall exclude any person that, after the date hereof, you (or, after the Closing Date, the Company) have designated as no longer being a Disqualified Lender by written notice delivered to the Lenders from time to time.

Pathlight will have “left” and highest placement in all marketing materials and other documentation used in connection with the Senior Credit Facilities, and Encina will have second placement and appear immediately to the right of Pathlight in all marketing materials and other documentation used in connection with the Senior Credit Facilities. Encina will act as exclusive syndication agent for the ABL Revolving Facility and the ABL Tranche A Term Facility (in such capacity, the “Syndication Agent”), and will perform the duties and exercise the authority customarily performed and exercised by it in such role. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the Lead Arranger’s prior written consent. The Lead Arranger intends to commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter. The Parent (together with its subsidiaries) agrees to cause the Equity Investors to actively assist in achieving a timely syndication of the Senior Credit Facilities that is reasonably satisfactory to the Lead Arranger. The parties agree that the syndication shall be conducted as set forth in Annex A attached hereto. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of the Senior Credit Facilities shall be a condition to the closing of the Senior Credit Facilities. Notwithstanding the Lead Arranger’s right to syndicate the Senior Credit Facilities, or Encina’s right as Syndication Agent to syndicate the ABL Revolving Facility and the ABL Tranche A Term Facility, and, in each case, to receive commitments with respect thereto, it is agreed that any syndication of, or receipt of commitments in respect of, all or any portion of any Commitment Party’s commitments with respect to the Senior Credit Facilities prior to the closing of the Senior Credit Facilities shall not be a condition to any Commitment Party’s commitments nor reduce any Commitment Party’s commitments hereunder with respect to the Senior Credit Facilities. In addition, Encina shall not be permitted in assign commitments in respect of the ABL Tranche A Term Facility prior to the Syndication Termination Date (as defined in Annex A).

You represent, warrant and covenant that (a) all information and evaluations prepared by the Equity Investors, the Parent or the Company (or any of their respective advisors), or on the Equity Investors’, the Parent’s or the Company’s behalf, relating to the Transactions (the “Information”, excluding for purposes of this clause (a), (i) Information of a general economic or industry specific nature and (ii) the Projections (as defined below)), which has been or is hereafter made available to the Commitment Parties or prospective Lenders by you or any of your representatives (or on your or their behalf) in connection with

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any aspect of the Transactions (as defined in Exhibit A), as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, taken as a whole, and (b) all financial projections (including financial estimates, forecasts and other forward-looking information) concerning the Parent, the Company and their respective subsidiaries that have been or are hereafter made available to the Commitment Parties or prospective Lenders by you or any of your representatives (or on your or their behalf), or by the Company or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions. You agree to, and, as applicable, use reasonable best efforts to cause the Company and its subsidiaries to, furnish us with further and supplemental information from time to time until the later of the Closing Date (as defined in the Summary of Terms) and the Syndication Expiration Date (as defined in Annex A) so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date (or on such later day on or prior to the Syndication Expiration Date) as if the information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing their commitments hereunder, each of the Commitment Parties is and will be using and relying on the Information (including the Projections) without independent verification thereof.

By executing this Commitment Letter, you agree, whether or not the Closing Date occurs, to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees, costs, and expenses (including, but not limited to, (a) the reasonable and documented fees, disbursements and other charges of Choate Hall & Stewart LLP, as counsel to the Administrative Agent and Lead Arranger, and of special and local counsel to the Administrative Agent and the Lead Arranger retained by the Administrative Agent, (b) the reasonable and documented fees, disbursements and other charges of Reimer & Braunstein LLP, as counsel to Encina solely for purposes of negotiating interlender provisions for the Senior Credit Facilities, and (c) reasonable and documented due diligence costs and expenses) incurred in connection with this Commitment Letter, the Fee Letter, and the Senior Credit Facilities (including, without limitation, in connection with the due diligence, approval, negotiation, preparation of the definitive documentation therefor, the syndication thereof, and closing), and the other transactions contemplated hereby. You also agree to pay all reasonable and documented costs and expenses of the Commitment Parties (including, without limitation, reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. Any fees, disbursements and other charges of counsel payable pursuant to this paragraph (including the first sentence hereof) shall be limited to the reasonable and documented fees, disbursements and charges of one primary counsel and one local counsel in each material jurisdiction to Pathlight, and of one primary counsel to Encina solely for purposes of negotiating interlender provisions for the Senior Credit Facilities.

You agree to indemnify and hold harmless the Commitment Parties and each Lender and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the fees, disbursements and other charges of counsel, limited in the case of counsel to the reasonable and documented fees, disbursements and charges of one primary counsel and one local counsel to the Indemnified Parties, taken as a whole, in each material jurisdiction and, solely in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for such Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith (a “Proceeding”)) (a) any matters contemplated by this Commitment Letter or any

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related transactions (including the Transactions) or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof; provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from (i) the willful misconduct or gross negligence of such Indemnified Party or any of such Indemnified Party’s affiliates or any of its or their respective officers, directors, and employees of any of the foregoing, and (to the extent acting on behalf of, or at the express instructions of, such Indemnified Party) agents, advisors or other representatives of any of the foregoing (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the material obligations of such Indemnified Party or any of such Indemnified Party’s affiliates or of any of its or their respective officers, directors, employees of any of the foregoing, and (to the extent acting on behalf of, or at the express instructions of, such Indemnified Party) agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) under this Commitment Letter or the Loan Documents or (iii) any Proceeding (other than a Proceeding against Pathlight, the Administrative Agent, the Lead Arranger, Encina or the Revolving Agent acting pursuant to this Commitment Letter or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Parties not arising from any act or omission by you or any of your affiliates. In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of actual and direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party or any of such Indemnified Party’s affiliates or any of its or their respective officers, directors, employees of any of the foregoing, and (to the extent acting on behalf of, or at the express instructions of, such Indemnified Party) agents, advisors or other representatives of any of the foregoing. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and non-appealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you and the Lead Arranger of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without the Lead Arranger’s prior written consent, except for disclosure hereof or thereof (a) to the Equity Investors and the Parent and to any of such person’s officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Lead Arranger consents to such proposed disclosure, (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case, based on the reasonable advice of your legal counsel (in which case you agree to inform the Lead Arranger promptly thereof prior to such disclosure to the extent not prohibited by law, rule, or regulation); provided, however, it is understood and agreed that you may (i) disclose this Commitment Letter (including the Summary of Terms) and the contents hereof but not the Fee Letter or the contents thereof (1) to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-

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know basis in connection with their consideration of the Transactions, and (2) after your acceptance of this Commitment Letter and the Fee Letter, in any proxy or other public filing relating to the Acquisition and in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (ii) disclose the Fee Letter and the contents thereof on a confidential basis and on a redacted basis in a manner reasonably acceptable to Commitment Parties and (iii) disclose the aggregate fee amount contained in the Fee Letter (1) as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Senior Credit Facilities or required in any proxy or other public filing, and (2) as part of generic disclosure regarding sources and uses (but without disclosing any specific fees, flex or other economic terms set forth therein) to the Company and its officers, directors, employees, attorneys, accountants, agents and advisors, in each case, in connection with their consideration of the Transactions.

Each Commitment Party, on behalf of itself and its respective affiliates, will use all non-public information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and each Commitment Party shall and shall cause its affiliates to treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party, to the extent permitted by applicable law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party, to the extent practicable and permitted by law, agrees to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by any Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations owing to you, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and such Commitment Party’s and such affiliates’ officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (g) to potential or prospective Lenders or assignees (provided that the disclosure of any such information shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or assignee that such information is being disseminated on a confidential basis), (h) to industry trade organizations information with respect to the Senior Credit Facilities that is customary for inclusion in league table measurements, (i) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense or (j) enforcing any Commitment Party’s rights with respect to this Commitment Letter. This paragraph shall termination on the first anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with your interests. The Commitment Parties (on behalf of itself and their respective affiliates) agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the

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Commitment Parties are permitted to access, use and share with any of its affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of any Commitment Party or any of such affiliates subject to the confidentiality requirements set forth in the immediately preceding paragraph.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a)(i) the services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and each of the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b)(i) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) each of the Commitment Parties does not have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) each of the Commitment Parties and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and each Commitment Party has no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party (and its affiliates) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof (other than Section 5-1401 of the New York General Obligations Law); provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” and whether or not a “Company Material Adverse Effect” has occurred, (b) the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you or your affiliates have the right to terminate your (or their) obligations under the Acquisition Agreement, as a result of a breach of such Specified Acquisition Agreement Representations, and (c) whether the Acquisition has been consummated, in each case shall be governed by and construed in accordance with, the Laws (as defined in the Acquisition Agreement) of the State of Delaware without giving effect to the principals of conflict of laws thereof that would result in the application of the Laws (as defined in the Acquisition Agreement) of any other jurisdiction. Each Commitment Party and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter (including the Summary of Terms) or the Fee Letter shall affect any right that Commitment Parties or any of their affiliates may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transactions, and/or the other transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Parent, the Company or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each Commitment Party and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each Commitment Party and you hereby waives, to the fullest extent permitted by applicable

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law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

The provisions of the immediately preceding seven (7) paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in paragraphs 7, 8 and 13 of this Commitment Letter, and other than your obligations with respect to the confidentiality of this Commitment Letter, the Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the Loan Documents, upon the occurrence of the Closing Date, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Commitment Parties’ commitments with respect to the Senior Credit Facilities hereunder at any time at upon written notice to the Lead Arranger from you subject to the provisions of the preceding sentence and subject to your surviving obligations as set forth in the Fee Letter.

Each of the parties hereto agrees that (upon the execution by the respective parties hereto (or thereto)) (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by facsimile or other electronic transmission (e.g., “.pdf” or “.tif” or other format) shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the respective commitments and undertakings of the Commitment Parties hereunder are not limited to those set forth herein or in the Summary of Terms; it being acknowledged and agreed that the availability of the Senior Credit Facilities on the Closing Date is subject solely to the satisfaction of (or procurement of a waiver of) the conditions set forth in Exhibit C attached hereto. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Parent or the Equity Investors without the Commitment Parties’ prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Commitment Parties may be required to obtain, verify and record information that identifies the Borrowers and Guarantors (as defined in the Summary of Terms), which information includes the name, address, tax identification number and other information regarding the Borrowers and Guarantors that will allow the Commitment Parties to identify the Borrowers and Guarantors in accordance with the PATRIOT Act.

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This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.

The parties hereto hereby acknowledge and agree that, as of the date hereof, the Equity Investors have paid to the Lead Arranger good faith deposits in an aggregate amount equal to $300,000 (collectively, the “Initial Deposit”). You hereby agree to pay to the Lead Arranger, prior to 5:00 p.m. (Boston, Massachusetts time) on November 13, 2018, an additional deposit of $150,000 (the “Signing Deposit”) to cover all out-of-pocket fees, costs, and expenses of the Commitment Parties incurred in connection with the proposed Transactions. You hereby further agree to pay to the Lead Arranger, from time to time, additional good faith deposits (such deposits, including the Initial Deposit and the Signing Deposit (as hereinafter defined), collectively, the “Deposit”) promptly following the Lead Arranger’s request to cover all out-of-pocket fees, costs, and expenses of the Commitment Parties incurred in connection with the proposed Transactions. If any portion of the Deposit shall remain unused as of the Closing Date (or the date of termination of this Commitment Letter in accordance with its terms), such unused portion of the Deposit (after application to all outstanding fees, costs, and expenses, including projected amounts for post-closing work) shall be refunded to you (or, at your option, to the Borrowers).

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will be of no force and effect unless you execute this Commitment Letter (including the Summary of Terms and all other attachments hereto) and the Fee Letter and return them to us prior to 11:59 p.m. (Boston, Massachusetts time) on November 11, 2018 (which may be by facsimile or other electronic transmission), whereupon this Commitment Letter (including the Summary of Terms and all other attachments hereto) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire (unless the Closing Date occurs on or prior thereto) upon the earliest of (a) 5:00 p.m. (Boston, Massachusetts time) on November 13, 2018, if the Signing Deposit has not been received by the Lead Arranger prior to such time, (b) 5:00 p.m. (Boston, Massachusetts time) on February 8, 2019, (c) the closing of the Acquisition without the closing of the Senior Credit Facilities, and (d) the termination of the Acquisition Agreement, prior to the closing of the Acquisition in accordance with its terms. Upon the occurrence of any of the events referred to in the preceding sentence, the respective commitments of the Commitment Parties to provide the Senior Credit Facilities and the Commitment Parties’ other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

9

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

PATHLIGHT CAPITAL LLC

BY	/s/ Katie Hendricks
Name:	Katie Hendricks
Title:	Managing Director

ENCINA BUSINESS CREDIT, LLC

BY	/s/ Roger P. Tauchman
Name:	Roger P. Tauchman
Title:	Managing Director

Project Host – Signature Page to Commitment Letter

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

BBX INC.

BY	/s/ Michael D. Carney
Name:	Michael D. Carney
Title:	Director

Project Host – Signature Page to Commitment Letter

ANNEX A

TO COMMITMENT LETTER

SYNDICATION PROVISIONS

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication in consultation with Parent, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. Except as otherwise agreed in writing by the Lead Arranger and the Parent, it is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained in the Commitment Letter, the Summary of Terms or the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arranger.

Until the date that is ninety (90) days after the Closing Date (such earlier date, the “Syndication Expiration Date”), the Parent agrees to cooperate, to cause the Parent’s advisors to cooperate, and to use reasonable best efforts to cause the Company, the Equity Investors and their respective subsidiaries (and their respective advisors) to cooperate, and in each case to assist the Lead Arranger, in completing a successful syndication. Without limiting the foregoing, to assist the Lead Arranger in its syndication efforts, the Parent agrees, upon the request of the Lead Arranger, to:

(a)    provide and cause the Equity Investors’ and the Parent’s advisors to provide (and to use its reasonable best efforts to cause the Company and its subsidiaries to prepare and provide) the Lead Arranger and the other Lenders upon request with all Information reasonably deemed necessary by the Lead Arranger to complete syndication, including any Projections;

(b)    assist (and to use its reasonable best efforts to cause the Company and its subsidiaries to assist) in the preparation of Information Memoranda and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms, the “Information Materials”), including, if requested by the Lead Arranger, Information Materials that do not include material non-public information with respect to the Company or its affiliates, or the respective securities of any of the foregoing;

(c)    make the officers, representatives, and advisors of the Equity Investors and the Parent, and using reasonable best efforts, make the officers, representatives, and advisors of the Company and its subsidiaries, if requested, available to participate in one or more meetings and to provide information to prospective Lenders in a timely manner at such times and places as the Lead Arranger may request; and

(d)    use reasonable best efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the Parent’s (or the Equity Investors’) existing lending relationships, and use reasonable best efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Company and its subsidiaries.

You agree that the Commitment Parties on your behalf may distribute the following documents to all prospective Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Senior Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Credit Facilities.

Annex A-1

To ensure an orderly and effective syndication of the Senior Credit Facilities, Parent agrees that, from the date hereof until the Syndication Expiration Date, the Parent will not, and will not permit any of the Parent’s subsidiaries or the Equity Investors to, and will use its reasonable best efforts to require that the Company and its subsidiaries agree not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication, refinancing or issuance of, any competing debt facility, or debt security, syndicated credit facilities, or bank or institutional financings of the Company or any of its subsidiaries (other than the syndication of the Senior Credit Facilities), without the prior written consent of the Commitment Parties, provided that, the foregoing shall not apply to (a) ordinary course purchase money financings of equipment, (b) ordinary course borrowings under existing working capital credit facilities, or (c) other immaterial ordinary course indebtedness.

Annex A-2

EXHIBIT A

TO COMMITMENT LETTER

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter or in the Commitment Letter.

On the Closing Date, BBX Inc., a Delaware corporation (the “Parent”), an entity formed by or on behalf of AGC Networks Pte. Ltd., a company organized under the laws of Singapore, and or its affiliates (collectively, the “Equity Investors”), will acquire, through a newly formed wholly-owned subsidiary, Host Merger Sub Inc., a Delaware corporation (the “MergerSub”), all of the capital stock and assets of Black Box Corporation, a Delaware corporation (the “Company”) and its subsidiaries (the “Acquisition”) pursuant to the merger of Merger Sub with and into the Company, with the Company being the surviving entity of such merger (the “Merger”), in accordance with the Agreement and Plan of Merger, dated as of the date hereof (together with all annexes, exhibits, schedules and other attachments thereto, the “Acquisition Agreement”), and among the Parent, Merger Sub, and the Company. In connection therewith:

(a)    The Equity Investors will directly or indirectly contribute to the Borrowers an aggregate amount of cash equal to at least $30,500,000 (collectively, the “Equity Contribution”);

(b)    Substantially concurrently with the consummation of the Equity Contribution and the Acquisition (including the Merger), all existing indebtedness for borrowed money of the Company and its subsidiaries outstanding on the Closing Date (other than Permitted Surviving Debt (as defined below)) will be satisfied in full and all commitments to lend and guarantees and security interests (if any) in connection therewith will be terminated, including under that certain Credit Agreement, dated as of May 9, 2016 (as amended, amended and restated, restated, or otherwise modified from time to time (the “Existing Credit Agreement”), by and among Black Box Corporation, as the borrower, the guarantors from time to time party thereto, PNC Bank, National Association, as administrative agent, and the lenders party thereto (all such repayments and terminations, the “Refinancing”), which, in all cases, shall be subject to the terms and conditions of that certain Consent Agreement, dated on or about the date hereof and entered into by and among, the Company, PNC Bank, National Association and the lenders under the Existing Credit Agreement party thereto (the “Consent”);

(c)    On the Closing Date, after giving effect to the Transactions, the Company, the Loan Parties and their respective subsidiaries shall not have any third party debt for borrowed money other than (i) the Senior Credit Facilities, (ii) ordinary course capital leases, purchase money indebtedness, equipment financings, and surety bonds of the Loan Parties and their respective subsidiaries that are not otherwise prohibited by the Loan Documents, (iii) intercompany indebtedness of the Loan Parties and their subsidiaries not otherwise prohibited by the Loan Documents and (iv) certain other debt for borrowed money and letters of credit that you and Pathlight agree may remain outstanding after the Closing Date (the foregoing indebtedness, collectively, the “Permitted Surviving Debt”);

(d)    Substantially concurrently with the consummation of the Acquisition (including the Merger), the Equity Contribution, and the Refinancing, the Loan Parties (as defined in Exhibit B) will enter into the Senior Credit Facilities and the applicable Loan Documents;

(e)    The fees (including, without limitation, those fees under the Fee Letter), premiums, expenses and other transaction costs incurred in connection with the Transactions (as defined below) that are due and payable on or prior to the Closing Date (the “Transaction Costs”) will be paid the Closing Date; and

Exhibit A-1

(f)    The proceeds of the Senior Credit Facilities will be used to consummate the Refinancing, to pay all or a portion of the Transaction Costs and for general corporate purposes (but not for payment of the acquisition consideration contemplated by the Acquisition Agreement).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”.

Annex A-2

EXHIBIT B

TO COMMITMENT LETTER

PROJECT HOST

SUMMARY OF TERMS AND CONDITIONS

$97,500,000 SENIOR SECURED CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached or in the Transaction Description attached as Exhibit A to the Commitment Letter.

COMPANY:	Black Box Corporation, a Delaware corporation (the “Company”).

EQUITY INVESTORS:	AGC Networks Pte. Ltd., a company organized under the laws of Singapore, and/or its affiliates (collectively, the “Equity Investors”).

PARENT:	BBX Inc., a Delaware corporation (the “Parent”), an entity formed by the Equity Investors.

MERGER SUB:	Host Merger Sub Inc., a Delaware corporation (the “MergerSub”), an entity formed by the Parent.

BORROWER:	The Company and any other wholly-owned subsidiary of the Company with assets to be included in any Borrowing Base (each, a “Borrower” and collectively, the “Borrowers”). Upon consummation of the Acquisition, the Company will have merged with the Merger Sub, with the Company being the surviving corporation in such merger as a wholly-owned subsidiary of the Parent. The Borrowers shall be jointly and severally liable for all obligations. It is anticipated that the Borrowers will included entities organized in the United States (the “U.S. Borrowers”) and in England and Wales, and the Netherlands (the “Foreign Borrowers”).

GUARANTORS:	The obligations of the Borrowers and their respective subsidiaries under the Senior Credit Facilities will be guaranteed by the Parent and each existing and future direct and indirect U.S. subsidiary of the Parent (other than any Borrower) (each, a “Guarantor” and collectively, the “Guarantors”; the Borrowers and the Guarantors are hereinafter collectively referred to as the “Loan Parties” and individually as a “Loan Party”); provided that, that the Guarantors shall not include any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Parent that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986 (any such non-U.S. subsidiary (such entity, a “CFC”) or any direct or indirect U.S. subsidiary of the Parent that is treated as a “disregarded entity” for federal income tax purposes the sole assets of which are equity interests in CFCs and that has no material assets or material operations other than the equity interests of CFC’s (such entity, a “CFC Holdco”). All guarantees will be guarantees of payment and not of collection.

Exhibit B-1

ADMINISTRATIVE AGENT:	Pathlight Capital LLC (“Pathlight”) will act as sole administrative and collateral agent for the Senior Credit Facilities (in such capacities, the “Administrative Agent”).

REVOLVING AGENT:	Encina Business Credit, LLC (“Encina”) will act as agent for the ABL Revolving Facility (in such capacity, the “Revolving Agent”). The Revolving Agent shall have rights as expansive as the rights afforded to the Administrative Agent under the Loan Documents relating to (i) the definition of the Revolving Credit Borrowing Base and any component of such definition (including, without limitation, reserves and eligibility criteria), (ii) reporting requirements and appraisals, examinations and collateral audits, and (iii) the establishment, determination, modification or release of any of the Reserves (as hereinafter defined) against the Revolving Credit Borrowing Base.

SYNDICATION AGENT:	Encina will act as syndication agent for the ABL Revolving Facility and the ABL Tranche A Term Facility (in such capacity, the “Syndication Agent”).

LENDERS:	At closing, Pathlight and Encina, together with any other persons who may become lenders under the Senior Credit Facilities (as defined below) at closing or thereafter from time to time, other than any Disqualified Lenders (the “Lenders”). Lenders holding commitments under the ABL Revolving Facility (as defined below) are referred to herein, collectively, as the “Revolving Lenders”. Lenders holding commitments or term loans under the ABL Tranche A Term Facility (as defined below) are referred to herein, collectively, as the “Tranche A Term Lenders”. Lenders holding commitments or term loans under the Tranche A-1 Term Facility (as defined below) are referred to herein, collectively, as the “Tranche A-1 Term Lenders”.

SOLE LEAD ARRANGER AND
SOLE BOOKRUNNER:	Pathlight or any of its designated affiliates will act as sole lead arranger and sole book runner for the Senior Credit Facilities (the “Lead Arranger”).

SENIOR CREDIT FACILITIES:	A $97,500,000 senior secured asset-based credit facility consisting of the following credit facilities (collectively, the “Senior Credit Facilities”):

ABL Revolving Facility: A $35,000,000 revolving credit facility, subject to the Revolving Credit Borrowing Base as provided herein and other terms and conditions herein (the “ABL Revolving Facility”, and the revolving loans made thereunder from time to time, the “Revolving Loans”). Revolving Loans may be drawn, repaid and reborrowed from time to time until the maturity of the Senior Credit Facilities.

ABL Tranche A Term Facility: A $20,000,000 “first-in, last-out” term loan facility (i.e., ranking after the ABL Revolving Facility but before the ABL Tranche A-1 Term Facility in the “waterfall” provisions in the Loan Documents), subject to the Tranche A Borrowing Base as provided herein and other terms and conditions contained herein (the “ABL

Exhibit B-2

Tranche A Term Facility”, and the term loans made thereunder on the Closing Date, the “Tranche A Term Loans”). Subject to the implementation of any applicable Tranche A Pushdown Reserve (as defined below), the Tranche A Term Facility shall be drawn on the Closing Date. The Tranche A Term Loans may not be repaid or prepaid, except (a) in connection with a termination of all commitments under the Senior Credit Facilities and payment in full in cash of all secured obligations under or described in the Loan Documents (as defined below), (b) in connection with any mandatory prepayments required under the Loan Documents and (c) at any time when certain Tranche A payment conditions (to be agreed) are satisfied, subject, in each case to the payment of any applicable Prepayment Premium (as defined in the Fee Letter). Any Tranche A Term Loans that are repaid or prepaid may not be reborrowed.

ABL Tranche A-1 Term Facility: A $42,500,000 “last-out” term loan facility (i.e., ranking after the ABL Revolving Facility and the ABL Tranche A Term Facility in the “waterfall” provisions in the Loan Documents), subject to the Tranche A-1 Borrowing Base as provided herein and other terms and conditions contained herein (the “ABL Tranche A-1 Term Facility”, and the term loans made thereunder on the Closing Date, the “Tranche A-1 Term Loans”, and together with the Tranche A Term Loans, the “Term Loans”). Subject to the implementation of any applicable Tranche A Pushdown Reserve and Tranche A-1 Pushdown Reserve (as defined below), the Tranche A-1 Term Facility shall be drawn on the Closing Date. The Tranche A-1 Term Loans may not be repaid or prepaid, except (a) in connection with a termination of all commitments under the Senior Credit Facilities and payment in full in cash of all secured obligations under or described in the Loan Documents (as defined below), (b) in connection with any mandatory prepayments required under the Loan Documents and (c) in connection with any Permitted Tranche A-1 Prepayment, subject, in each case, to the payment of any applicable Prepayment Premium (as defined in the Fee Letter). Any Tranche A-1 Term Loans that are repaid or prepaid may not be reborrowed.

PURPOSE:	The proceeds of the Senior Credit Facilities shall be used by the Borrowers (i) on the Closing Date, in part (a) to repay certain indebtedness in connection with the Refinancing, and (b) to pay Transactions Costs; and (ii) on and after the Closing Date, to provide ongoing working capital and for other lawful general corporate purposes of the Borrowers and their respective subsidiaries, but not, in each case of clauses (i) and (ii), for payment of the acquisition consideration contemplated by the Acquisition Agreement.

CLOSING DATE:	The date on which (i) the conditions precedent to the availability of the Senior Credit Facilities are satisfied or waived in writing (by the Lenders and the Administrative Agent) and (ii) the Senior Credit Facilities shall have closed (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

Exhibit B-3

MATURITY:	The Senior Credit Facilities shall terminate and all amounts outstanding thereunder shall be due and payable in full three (3) years after the Closing Date.

BORROWING BASES:	The ABL Revolving Facility shall be provided to the Borrowers subject to the terms and conditions of the Loan Documents (as hereinafter defined), and availability under the ABL Revolving Facility will be calculated as follows (the “Revolving Credit Borrowing Base”):

(i) the net amount of eligible trade receivables of the U.S. Borrowers multiplied by the U.S. Trade Receivables Advance Rate (as hereinafter defined); plus

(ii)  the lesser of (x) 50% of the book value of eligible inventory of the Borrowers and (y) 85% of the Appraised Value (as hereinafter defined) of eligible inventory of the Borrowers; provided that the amount generated by this clause (ii) shall not exceed $5,000,000 at any time; minus

(iii) the ABL Tranche A Pushdown Reserve (as hereinafter defined); minus

(iv) the ABL Tranche A-1 Pushdown Reserve (as hereinafter defined); minus

(v) applicable Reserves (as hereinafter defined) established by the Administrative Agent in its Permitted Discretion (as hereinafter defined).

The ABL Tranche A Term Facility shall be provided to the Borrowers subject to the terms and conditions of the Loan Documents (as hereinafter defined), and availability under the ABL Tranche A Term Facility will be calculated as follows (the “Tranche A Borrowing Base”):

(i) the net amount of eligible trade receivables of the U.S. Borrowers multiplied by the U.S. Trade Receivables Advance Rate; plus

(ii)  the lesser of (x) 50% of the book value of eligible inventory of the Borrowers and (y) 85% of the Appraised Value (as hereinafter defined) of eligible inventory of the Borrowers; provided that the amount generated by this clause (ii) shall not exceed $5,000,000 at any time; minus

(iii) the Adjusted Revolving Loan Cap (as hereinafter defined).

The ABL Tranche A-1 Term Facility shall be provided to the Borrowers subject to the terms and conditions of the Loan Documents (as hereinafter defined), and availability under the ABL Tranche A-1 Term Facility will be calculated as follows (the “Tranche A-1 Borrowing

Exhibit B-4

Base”, and together with the Revolving Credit Borrowing Base and the Tranche A Borrowing Base, collectively, the “Borrowing Bases”):

(i) the net amount of eligible trade receivables of the U.S. Borrowers multiplied by the U.S. Trade Receivables Advance Rate; plus

(ii) the net amount of eligible trade receivables of the Foreign Borrowers multiplied by the Foreign Trade Receivables Advance Rate (as hereinafter defined); plus

(iii) the net amount of eligible domestic government trade receivables of the U.S. Borrowers multiplied by the Government Receivables Advance Rate (as hereinafter defined); plus

(iv) the net amount of eligible unbilled trade receivables of the U.S. Borrowers multiplied by the U.S. Unbilled Receivables Advance Rate (as hereinafter defined); plus

(v) the net amount of eligible unbilled trade receivables of the Foreign Borrowers multiplied by the Foreign Unbilled Receivables Advance Rate (as hereinafter defined); plus

(vi) the net amount of eligible unbilled domestic government receivables of the U.S. Borrowers multiplied by the Government Receivables Advance Rate; plus

(vii)  the lesser of (x) 50% of the book value of eligible inventory of the Borrowers and (y) 87.5% of the Appraised Value (as hereinafter defined) of eligible inventory of the Borrowers; provided that the amount generated by this clause (vii) shall not exceed $5,000,000 at any time; plus

(viii) the Eligible Real Estate Amount (as hereinafter defined), if any; minus

(ix) the sum of (a) the Adjusted Revolving Loan Cap, and (b) the Tranche A Loan Cap; minus

(x)   applicable Reserves established by the Administrative Agent in its Permitted Discretion; provided that such Reserves shall not be duplicative of reserves maintained against the Revolving Credit Borrowing Base or the Tranche A Borrowing Base.

In connection with each repayment or prepayment of the principal of the Tranche A-1 Term Loans, (a) the Foreign Trade Receivables Advance Rate and the U.S. Trade Receivables Advance Rate shall be reduced, with every $1,000,000 in aggregate principal amount of Tranche A-1 Term Loans repaid or prepaid by the Borrowers pursuant the Loan Documents equating to a 25 basis point reduction in each of the Foreign Trade Receivables Advance Rate and the U.S. Trade Receivables

Exhibit B-5

Advance Rate (e.g., if the amount of any repayment or prepayment was $1,000,000 and the relevant advance rate prior to such prepayment was 100%, such advance rate will be reduced to 99.75%), subject to a floor of 86% for each of the Foreign Trade Receivables Advance Rate and the U.S. Trade Receivables Advance Rate, and (b) the U.S. Unbilled Receivables Advance Rate shall be reduced, with every $1,000,000 in aggregate principal amount of Tranche A-1 Term Loans repaid or prepaid by the Borrowers pursuant the Loan Documents equating to a 200 basis point reduction in the U.S. Unbilled Receivables Advance Rate, subject to a floor of 60% U.S. Unbilled Receivables Advance Rate. If any repayment or prepayment is of a greater or lesser amount that $1,000,000, the advance rates shall be reduced proportionally based on the formulas set forth above. Any such reduction in advance rates shall be implemented by the Administrative Agent and shall become effective on the date of any applicable repayment or prepayment (regardless of amount).

CERTAIN DEFINED TERMS:	“Adjusted Revolving Loan Cap” means, at any time, the lesser of (a) the Revolving Credit Borrowing Base (without giving effect to clauses (iii), (iv) and (v) thereof) at such time and (b) the aggregate commitments of the Lenders under the ABL Revolving Facility at such time.

“Appraised Value” means (a) with respect to eligible inventory, the appraised orderly liquidation values, net of costs and expenses to be incurred in connection with any such liquidation, which values are expressed as one or more percentages of cost of eligible inventory as set forth in the inventory stock ledger of the Borrowers, which values shall be determined pursuant to the most recent appraisal for such inventory received by the Administrative Agent pursuant to the Loan Documents from a third party appraiser satisfactory to the Administrative Agent, which appraisal shall utilize a methodology satisfactory to the Administrative Agent, and (b) with respect to eligible real estate, the fair market value of such real estate, as determined pursuant to the most recent appraisal for such real estate received by the Administrative Agent pursuant to the Loan Documents from a third party appraiser satisfactory to the Administrative Agent, which appraisal shall utilize a methodology satisfactory to the Administrative Agent.

“Combined Loan Cap” means, at any time, the lesser of (a) the sum of (i) the Revolving Loan Cap at such time, plus (ii) the outstanding principal amount of the Tranche A Term Loans at such time, plus (iii) the outstanding principal amount of the Tranche A-1 Term Loans at such time, or (b) the sum of (i) the Revolving Credit Borrowing Base (without giving effect to the Tranche A Pushdown Reserve or the Tranche A-1 Pushdown Reserve) at such time, plus (ii) the Tranche A Borrowing Base at such time, plus (iii) the Tranche A-1 Borrowing Base at such time.

“Eligible Real Estate Amount” means, at any time of determination, (i) from and after the Closing Date until the nine month anniversary of the Closing Date, the lesser of (a) 40% of the Appraised Value of eligible real estate and (b) $5,000,000; and (ii) from and after the nine month anniversary of the Closing Date, $0.

Exhibit B-6

“Equity Investor Subordinated Debt” means subordinated debt issued by the Borrowers to the Equity Investors on terms and subject to documentation satisfactory to the Administrative Agent, including customary “deep subordination” terms.

“Excess Availability” means, at any time of determination, the result of (a) the Revolving Loan Cap at such time, minus (b) the aggregate principal amount of Revolving Loans under the ABL Revolving Facility at such time. In calculating Excess Availability at any time and for any purpose under the Loan Documents (including on the Closing Date), the Company shall certify to the Administrative Agent that all accounts payable and taxes are being paid in the ordinary course of business (except, in each case, to the extent contested in good faith or, with respect to certain non-critical vendors, as disclosed in writing to the prior to the Commitment Date (as hereinafter defined)).

“Foreign Trade Receivables Advance Rate” means, with respect to the Tranche A-1 Borrowing Base, 100%, subject to adjustment as provided herein under the heading “Borrowing Bases”.

“Foreign Unbilled Receivables Advance Rate” means, with respect to the Tranche A-1 Borrowing Base, 72.5%.

“Government Receivables Advance Rate” means, with respect to the Tranche A-1 Borrowing Base, 72.5%.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Tranche A-1 Prepayment” means any optional prepayment of the Tranche A-1 Term Loans at any time when certain Tranche A-1 Term Facility payment conditions (to be agreed) are satisfied, including any such optional prepayment of the Tranche A-1 Term Loans with proceeds of (i) Equity Investor Subordinated Debt, (ii) cash contributions from the Equity Investors or certain permitted equity issuances or (c) any Permitted Real Estate Dispositions.

“Revolving Loan Cap” means, at any time, the lesser of (a) the Revolving Credit Borrowing Base at such time and (b) the sum of (i) aggregate commitments of the Lenders under the ABL Revolving Facility at such time and (ii) $5,000,000.

“Segregated Cash Amount” means, at any time during the fourteen (14) day period following the Closing Date, an amount in cash not exceeding $8,000,000 in the aggregate held in the A/R Concentration Accounts, as determined on each business day immediately after the application by Encina of funds held in the A/R Concentration Accounts as contemplated under the heading “Cash Management” below.

Exhibit B-7

“Tranche A Loan Cap” means, at any time, the lesser of (a) the Term Loan Borrowing Base at such time and (b) the outstanding principal amount of the Tranche A Term Loans at such time.

“Tranche A Pushdown Reserve” means, at any time the outstanding amount of the Tranche A Term Loans exceed the Tranche A Borrowing Base, a reserve against the Revolving Credit Borrowing Base in an amount equal to the difference between (a) such outstanding amount of the Tranche A Term Loans at such time and (b) the Tranche A Borrowing Base at such time.

“Tranche A-1 Pushdown Reserve” means, at any time the outstanding amount of the Tranche A-1 Term Loans exceed the Tranche A-1 Borrowing Base, a reserve against the Revolving Credit Borrowing Base in an amount equal to the difference between (a) such outstanding amount of the Tranche A-1 Term Loans at such time and (b) the Tranche A-1 Borrowing Base at such time.

“U.S. Trade Receivables Advance Rate” means (a) with respect to the Revolving Credit Borrowing Base, 55%, (b) with respect to the Tranche A Borrowing Base, 85% and (c) with respect to the Tranche A-1 Borrowing Base, 100%, subject to adjustment as provided herein under the heading “Borrowing Bases”.

“U.S. Unbilled Receivables Advance Rate” means, with respect to the Tranche A-1 Borrowing Base, 72.5%, subject to adjustment as provided herein under the heading “Borrowing Bases”.

ELIGIBILITY AND RESERVES:	Criteria for determining eligible trade receivables, eligible government receivables, eligible unbilled receivables, eligible inventory and eligible real estate will be in the Permitted Discretion of the Administrative Agent, and subject to the Administrative Agent’s field examinations, appraisals and other due diligence; it being understood that the Administrative Agent has conducted field examinations, appraisals and other due diligence on or prior to the date of the Commitment Letter to which this Summary of Terms is attached (the “Commitment Date”) and based on such information, a Borrowing Base Certificate was prepared as of the Commitment Date (the “Commitment Date Borrowing Base Certificate”). Any asset included in the Borrowing Bases (on or after the Closing Date) shall be subject to a valid and perfected first priority security interest in favor of the Administrative Agent. Without limiting the foregoing, the parties agree that the following assets shall not be included in the Borrowing Bases:

(a) with respect to trade receivables:

(i) any trade receivable (i.e., billed account receivable) generated by the North American Commercial Services division that remains

Exhibit B-8

unpaid for more than 90 days after the original invoice date; provided that, any such trade receivable that remains unpaid for more than 90 days after the original invoice date but not more than 120 days after the original invoice date may be eligible (subject to the Extended Unpaid Accounts Cap (as defined below));

(ii) any trade receivable generated by the North American Products division or international divisions that remains unpaid for more than 60 days after the original due date; provided that, any such trade receivable that remains unpaid for more than 60 days after the original due date but not more than 90 days after the original due date may be eligible so long as the aggregate amount of trade receivables that are permitted to remain eligible pursuant to this proviso, when taken together with the aggregate amount of trade receivables that are permitted to remain eligible pursuant to the proviso to clause (i) above, does not exceed $3,000,000 in the aggregate (the “Extended Unpaid Accounts Cap”);

(iii) cross-aged;

(iv) aged credits;

(v) partially paid invoices;

(vi) contra accounts;

(vii) deferred revenue;

(viii) trade receivables from customers with bonded projects;

(ix) foreign trade receivables;

(x) billings in excess of cost;

(xi) except with respect to the Tranche A-1 Borrowing Base, government receivables; or

(xii) early stage projects.

(b) with respect to unbilled receivables:

(i) fully billed contracts;

(ii) deferred revenue;

(iii) contra accounts;

(iv) billings in excess of cost;

(v) except with respect to the Tranche A-1 Borrowing Base, government receivables;

Exhibit B-9

(vi) early stage projects; or

(vii) estimated cost to complete.

Notwithstanding anything to the contrary provided for herein, the Borrowing Bases as in effect on the Closing Date shall be determined in a manner consistent with the eligibility and exclusionary determinations made by the Administrative Agent in respect of the Commitment Date Borrowing Base Certificate. The Administrative Agent will retain the right from time to time, after the Closing Date, to establish or modify reserves against the Borrowing Bases (without duplication of any other reserves or items to the extent otherwise addressed or excluded through eligibility or exclusionary criteria) that it deems necessary or appropriate in its Permitted Discretion, including (a) reserves (i) to reflect any impediments to the realization upon the Collateral (including, without limitation, Collateral included in the Borrowing Bases) and claims and liabilities that the Administrative Agent determines may need to be satisfied in connection with the realization upon such Collateral, (ii) to reflect events, conditions, contingencies or risks which may adversely affect any component of the Borrowing Bases, the Collateral or the validity or enforceability of the Loan Documents or any of the rights or remedies of the Administrative Agent thereunder or the business or financial performance or financial condition of any Loan Party, (iii) in respect of accrued and unpaid interest or fees on the obligations, consignee’s, warehousemen’s, bailee’s, shipper’s or custom broker’s charges, volatility, contingent liabilities of any Loan Party, uninsured losses of any Loan Party, or uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation or to reflect any other Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the lien of the Administrative Agent in any Collateral, (iv) in respect of accrued but unpaid ad valorem, excise, and personal property tax liability and for sale, use, or similar taxes or other fees, assessments, or governmental charges, (v) reserves for reasonably anticipated changes in the Appraised Value of eligible inventory or eligible real estate between appraisals or (vi) to reflect that a Default or Event of Default has occurred and is continuing (the reserves described in this clause (a), the “Availability Reserves”); (b) reserves with respect to the determination of the salability of the eligible inventory, which reflect such other factors as affect the market value of the eligible inventory or which reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the eligible inventory (the reserves described in this clause (b), the “Inventory Reserves”); and (c) reserves with respect to the determination of the collectability in the ordinary course of eligible trade receivables, eligible unbilled receivables and eligible Back-Logged Revenue Receivables, including, without limitation, on account of dilution (the reserves described in this clause (c), the “Receivables Reserves”; and together with the Availability Reserves and the Inventory Reserves, collectively, the “Reserves”). Notwithstanding the foregoing, the only Reserves which the

Exhibit B-10

Administrative Agent, in its Permitted Discretion, shall establish as to the Borrowing Bases on or prior to the closing shall be Reserves for: (a) unpaid taxes, including, sales taxes, ad valorem taxes, real estate taxes (solely for real estate included in any Borrowing Base), personal property taxes and payroll taxes, (b) unpaid insurance premiums, if any, (c) any letter of credit reimbursement obligations which are secured by Collateral of the type included in the Borrowing Bases and (d) to the extent assets of the Foreign Borrowers are included in the Borrowing Bases, liens and other charges which may take priority over the Administrative Agent’s security interest in Collateral of the type included in the Borrowing Bases and other usual and customary reserves in such jurisdictions; the amount of such Reserves will be in an amount determined by Administrative Agent based upon the Loan Parties’ books and records, the field examination, the appraisals, lien searches and, with respect to clause (d) above, advice of foreign counsel. For the avoidance of doubt, at any time after the Closing Date, the Administrative Agent may establish and modify such Reserves as it determines in its Permitted Discretion.

MANDATORY PREPAYMENTS:	Subject to payment of the applicable Prepayment Premium (as defined in the Fee Letter) (except as expressly set forth below), the Borrowers will be required to make prepayments:

(i) in an amount equal to 100% of the net cash proceeds of asset dispositions (except for the net proceeds of any Permitted Real Estate Dispositions (as defined below) and sales of inventory to customers in the ordinary course of business (but not, for the avoidance of doubt, any bulk sales)) or dispositions resulting from casualty losses or condemnations, subject to certain customary exceptions to be mutually agreed, including the right of the Loan Parties and their subsidiaries to reinvest such proceeds if such proceeds are held in a segregated account and reinvested (or committed to be reinvested) within 12 months after being received by any Loan party or subsidiary, and, if so committed to reinvestment, reinvested within 6 months after such initial 12 month period;

(ii)  in an amount equal to 100% of the net cash proceeds of any debt issued by any Loan Party or its subsidiaries (other than certain categories of permitted debt to be mutually agreed, including (x) debt permitted to be incurred by non-Loan Party foreign subsidiaries and (y) Equity Investor Subordinated Debt issued to make a Permitted Tranche A-1 Prepayment; provided that if such proceeds of Equity Investor Subordinated Debt are not utilized to make a Permitted Tranche A-1 Prepayment substantially concurrently with the receipt thereof, such proceeds shall be applied to make prepayments of the Senior Credit Facilities as set forth herein).

(iii)  in an amount equal to 100% of the net cash proceeds of any equity issuance by any Loan Party or its subsidiaries (other than (x) equity issuances by a Loan Party or its subsidiary to its or their members or

Exhibit B-11

management and other employees, in each case as to such members, management or other employees pursuant to employee stock or option plans approved by the board of directors, (y) cash contributions from the Equity Investors or certain permitted equity issuances made to fund a Permitted Tranche A-1 Prepayment; provided that if such proceeds of cash contributions or permitted equity issuances are not utilized to make a Permitted Tranche A-1 Prepayment substantially concurrently with the receipt thereof, such proceeds shall be applied to make prepayments of the Senior Credit Facilities as set forth herein) and (z) and other customary exceptions to be mutually agreed);

(iv) in an amount equal to 100% of the net cash proceeds of casualty insurance and condemnation receipts received by any Loan Party or its subsidiaries, subject to certain customary exceptions to be mutually agreed, including the right of the Loan Parties and their subsidiaries to reinvest such proceeds if such proceeds are held in a segregated account and reinvested (or committed to be reinvested) within 12 months after being received by any Loan party or subsidiary, and, if so committed to reinvestment, reinvested within 6 months after such initial 12 month period; and

(v) in an amount equal to 100% of the net proceeds of extraordinary receipts (the definition of which is to be mutually agreed), subject to certain customary exceptions to be mutually agreed.

Mandatory prepayments specified in this paragraph will be applied to the prepayment of the Senior Credit Facilities in the following manner: first, to the Revolving Loans then outstanding, second, to the outstanding Tranche A Term Loans in inverse order of maturity, and third to the outstanding Tranche A-1 Term Loans in inverse order of maturity.

Notwithstanding anything to the contrary set forth herein, subject to customary terms and conditions, each Lender shall be entitled to decline its pro rata share of any mandatory prepayment specified above, including any applicable Prepayment Premium.

AMORTIZATION:	(i) Commencing on September 30, 2019 through and including the quarter ending June 30, 2020, the Tranche A-1 Term Loans (or any time after the payment in full of the Tranche A-1 Term Loan, the Tranche A Term Loans) will be repaid in consecutive equal quarterly installments of principal in an amount equal to 1.25% of the aggregate principal amount of the commitments under the Senior Credit Facilities on the Closing Date, and (ii) commencing on September 30, 2020, the Tranche A-1 Term Loans (or any time after the payment in full of the Tranche A-1 Term Loan, the Tranche A Term Loans) will be repaid in consecutive equal quarterly installments of principal in an amount equal to 2.50% of the aggregate principal amount of the commitments under the Senior Credit Facilities on the Closing Date, with the final installment to be in the then remaining balance of the Term Loans (and including principal, accrued and unpaid interest and other amounts) due on the Maturity Date.

Exhibit B-12

OPTIONAL PREPAYMENTS AND REDUCTION IN COMMITMENTS:

The Revolving Loans may be prepaid in whole or in part (and without a termination or reduction in commitments) from time to time at the option of the Borrowers without premium or penalty, upon notice and in minimum principal amounts and multiples to be agreed. Subject to payment of the applicable Prepayment Premium, the commitments under the ABL Revolving Facility may be permanently reduced from time to time at the option of the Borrowers, upon notice and in minimum principal amounts and multiples to be agreed.

Subject to payment of the applicable Prepayment Premium, Permitted Tranche A-1 Prepayments may be made from time to time at the option of the Borrowers, upon notice and in minimum principal amounts and multiples to be agreed and will be applied to installments of principal in inverse order of maturity.

PREPAYMENT PREMIUM EXEMPTIONS:	No Prepayment Premium shall be due in connection with any scheduled amortization payments.

In addition and notwithstanding anything to the contrary herein, if at any time on or prior to the first anniversary of the Closing Date, the Borrowers reduce commitments in respect of the ABL Revolving Facility in connection with any Permitted Real Estate Dispositions or in connection with a replacement revolving credit facility acceptable to the Administrative Agent and Lenders in their sole discretion (the “Specified Events”), no Prepayment Premium shall be due with respect to the first $20,000,000 of commitment reductions in connection with all such Specified Events during such period, and if at any time after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, the Borrowers may permanently reduce the commitments under the ABL Revolving Facility in connection with Specified Events, then no Prepayment Premium shall be due with respect to the first $10,000,000 of such permanent commitment reduction during such period, in each case, subject to the absence of any default or event of default on the date of any applicable prepayment or commitment reduction (the “Specified ABL Revolving Facility Reduction”). If, after giving effect to the Specified ABL Revolving Facility Reduction, the outstanding Revolving Loans exceed commitments under the ABL Revolving Facility, the Borrowers shall prepay Revolving Loans by an amount equal to such excess.

SECURITY:	Subject to the Limited Conditionality Provisions, all obligations under the Senior Credit Facilities will be secured by valid and perfected first priority security interests in all of the Borrowers’ and Guarantors’ respective existing and after-acquired assets, both tangible and intangible, real and personal, including, without limitation, 100% of all

Exhibit B-13

outstanding equity interests (or, in the case of first tier non-US subsidiaries and CFC Holdcos, 65% of the voting and 100% of the non-voting equity interests in such subsidiaries), and all proceeds and products of the foregoing, other than any Excluded Assets, but not, for the avoidance of doubt, any proceeds of any Excluded Assets (the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a) pledges and security interests prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition; (b) any lease (including any lease of real estate), license or other agreement or contract or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted under the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or contract or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Parent or any subsidiary of the Parent) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition; (c) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto; (d) the following deposit accounts (the “Excluded Accounts”): (1) those solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits to the extent funded in the ordinary course of business, and (2) trust accounts (but, in each case, not including cash or cash equivalents representing the proceeds of assets otherwise constituting Collateral). The Collateral may also exclude those assets as to which the Administrative Agent agrees in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”, provided, however, that all proceeds of Excluded Assets shall constitute Collateral). Excluded Assets shall not include any assets of a Borrower included in the determination of the Borrowing Bases.

CONDITIONS PRECEDENT TO CLOSING DATE:	The availability of the Senior Credit Facilities on the Closing Date will be subject solely to the conditions set forth in Exhibit C to the Commitment Letter.

Subject to the Limited Conditionality Provisions, the representations and warranties set forth in the Loan Documents will be required to be made

Exhibit B-14

in connection with the effectiveness of the Senior Credit Facilities on the Closing Date, except that the failure of any representation or warranty (other than the Closing Date Representations and Warranties) to be true and correct in all respects on the Closing Date will not constitute the failure of a condition precedent to funding of the Senior Credit Facilities on the Closing Date.

CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT AFTER CLOSING DATE:

After the Closing Date, the making of each extension of credit under the Senior Credit Facilities shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, be true and correct in all respects), (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit, (d) during the Additional Equity Period, the sum of (i) Excess Availability and (ii) if applicable, the Segregated Cash Amount, being greater than or equal to (x) with respect to the period from and after the Closing Date until the six month anniversary of the Closing Date, $12,500,000, and (y) at all times thereafter, $15,000,000, in each case, after giving effect to the making of such extension of credit, and (e) availability under the Revolving Credit Borrowing Base.

REPRESENTATIONS AND WARRANTIES:

Subject to the Limited Conditionality Provisions, limited to the following representations and warranties to be made by the Loan Parties and subject to materiality and other negotiated limitations and exceptions, in each case, as may be mutually agreed: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect; (vi) no material litigation; (vii) no default or event of default; (viii) ownership of property (including disclosure of liens, properties, leases and investments); (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) labor matters, (xx) solvency; (xxi) cash management; (xxii) no casualty; (xxiii) collateral documents; (xxiv) brokers; (xxv) customer and trade relations; (xxvi) material contracts; (xxvii) the Acquisition and acquisition documents (including the Acquisition Agreement); and (xxviii) no Loan Party is an EEA Financial Institution.

Exhibit B-15

Limited to the following affirmative and negative covenants (and the covenants set forth under the headings “Collateral Coverage Covenant”, “Cash Management”, “Collateral Reporting” and “Collateral Monitoring” below), subject to materiality and other negotiated limitations and exceptions, in each case, as may be mutually agreed:

Affirmative Covenants: (i) delivery of annual, quarterly and monthly financial statements; (ii) delivery of certificates and other information (including, without limitation, delivery of Borrowing Base Certificates and projections); (iii) delivery of notices, including, without limitation, notices of any default or event of default, material adverse condition, ERISA events, material change in accounting or financial reporting practices, disposition of property, casualty events, sale of equity, incurrence of debt, in each case, to the extent the Loan Parties or their subsidiaries would be required to make a mandatory prepayment as a result thereof (without regard to any applicable reinvestment rights), formation of subsidiaries, or changes in legal name, organizational type, jurisdiction of incorporation or organizational identification number; (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security / additional loan parties; (xiii) repatriate certain excess cash back to the United States from certain material foreign subsidiaries; (xiv) maintenance of cash management system acceptable to the Administrative Agent; (xv) information regarding the collateral; (xvi) compliance with environmental laws; (xvii) further assurances; (xviii) lender meetings; (ixx) compliance with material contracts (including the Acquisition Agreement); (xx) designation as senior debt; (xxi) labor and employee matters; and (xxii) ERISA compliance.

Negative Covenants: Restrictions on (i) liens (which shall permit liens on non-Loan Party foreign subsidiaries’ assets securing indebtedness permitted to be incurred by such non-Loan Party foreign subsidiaries); (ii) investments (including loans and advances and acquisitions); (iii) indebtedness (including guarantees and other contingent obligations) and disqualified stock (which shall permit the incurrence of certain indebtedness by non-Loan Party foreign subsidiaries); (iv) mergers, divisions, and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) prepayments of certain indebtedness; (viii) changes in the nature of business; (ix) transactions with affiliates; (x) burdensome agreements; (xi) use of proceeds; (xii) amendments of organizational documents and other material documents (including the Acquisition Agreement); (xiii) changes in accounting policies (other than those permitted by GAAP), reporting practices or fiscal year; (xiv) deposit accounts; credit card processors; (xiv) designation as senior debt; and (xv) changes to the passive holding company status of the Parent. The negative covenants shall include certain exceptions to be agreed (including exceptions subject to compliance with specified payment conditions to be agreed and other baskets in amounts to be agreed; provided that no dividends, restricted payments or other distributions will be permitted until the second anniversary of the Closing Date).

Exhibit B-16

The negative covenants shall permit the Loan Parties to enter into one or more (i) asset dispositions consisting of owned real estate and related improvements and/or (ii) asset dispositions consisting of sale-leaseback transactions of owned real estate and related improvements (“Sale Leasebacks”, and together with any transaction described in clause (i), collectively, “Permitted Real Estate Dispositions”), in each case, solely so long as (A) no default or event of default then exists or would arise therefrom; (B) such disposition is made for at least 75% of the Appraised Value of any owned real estate and related improvements included in any Borrowing Bases (or with respect to any owned real estate and related improvements not included in any Borrowing Base, 75% of the appraised fair market value thereof); and (C) in the case of any Sale-Leaseback, (x) such Sale-Leaseback is made pursuant to leases on market terms, (y) the aggregate Sale-Leaseback amount and indebtedness (including capitalized lease obligations) incurred pursuant to any such Sale-Leaseback shall not exceed an amount to be agreed, and (z) the Loan Parties shall cause each purchaser to enter into a collateral access agreement with the Administrative Agent on terms reasonably satisfactory to the Administrative Agent (unless otherwise agreed by the Administrative Agent, which shall not impair the right of the Administrative Agent to impose reserves). Any mortgage, lien or other security interest held by the Administrative Agent with respect to any real estate that is the subject of a Permitted Real Estate Disposition shall be discharged upon the consummation of such Permitted Real Estate Disposition.

The Borrowers shall be required to deliver to the Administrative Agent an updated Borrowing Base Certificates in connection with any permitted disposition of property that is eligible to be included in the Borrowing Bases, which Borrowing Base Certificate shall give pro forma effect to such disposition and any related transactions.

EXCESS AVAILABILITY COVENANT:	The Borrowers shall maintain, at all times, Excess Availability greater than or equal to the greater of (a) $10,000,000 and (b) 10% of the Combined Loan Cap.

ADDITIONAL EQUITY INVESTMENT COVENANT:	If, at any time during the Additional Equity Period, the sum of (x) Excess Availability at such time, plus (y) if applicable, the Segregated Cash Amount, is less than $15,000,000 (an “Cure Trigger Event”), then, by the end of the third business day following any Cure Trigger Event (the “Cure Deadline”), the Loan Parties shall be required either (i) to receive (and to cause the Equity Investors to provide) at least $2,500,000 in net cash proceeds (“Additional Equity Investment Proceeds”) from (x) one or more cash contributions from the Equity Investors or certain permitted equity contributions on terms and conditions reasonably satisfactory to the Administrative Agent or (y) Equity Investor Subordinated Debt, or (ii) cause the sum of (x) Excess Availability, plus (y) if applicable, the

Exhibit B-17

Segregated Cash Amount, in each case, as of the Cure Deadline, to be equal to or greater than $15,000,000 (the occurrence of any event in clause (i) or (ii), a “Cure”). The Company shall deliver evidence to the Administrative Agent that a Cure has occurred by the Cure Deadline. The occurrence of any Cure Trigger Event shall not preclude the occurrence of any subsequent Cure Trigger Event.

Additional Equity Investment Proceeds, if any, received in respect of a Cure shall be applied to the Senior Credit Facilities in the same manner as mandatory prepayments, as described under the heading “Mandatory Prepayments” above.

The occurrence of any Cure Trigger Event shall not constitute a default or event of default under the Loan Documents (including for purpose of satisfying clause (c) under the heading “Conditions Precedent to Extensions of Credit After the Closing Date” above) unless and until the Loan Parties shall have failed to effect a Cure by the Cure Deadline.

As used herein, the term “Additional Equity Period” means the period from the Closing Date through and including the date on which the principal amount outstanding under the ABL Tranche A-1 Term Facility has been paid down by $7,500,000 (including by mandatory prepayments or Permitted Tranche A-1 Prepayments, but excluding by regularly scheduled amortization payments).

CASH MANAGEMENT:	The Borrowers and Guarantors will implement cash management procedures customary for facilities of this type and satisfactory to the Administrative Agent and Encina, including, but not limited to, customary blocked account agreements, which will provide for Encina to have control over certain concentration accounts for the collection of receivables (the “A/R Concentration Accounts”) and the Administrative Agent to have control (based on “springing control”) of all other deposit and securities accounts as required by the Administrative Agent, other than any Excluded Accounts, and subject to other customary exceptions as may be mutually agreed. All amounts received in the A/R Concentration Accounts established by the Borrowers and the Guarantors (excluding, if applicable, the Segregated Cash Amount) shall be directed to an account of Encina, and shall be applied by Encina to the obligations under the ABL Revolving Facility, with such amounts being deemed applied two (2) days after receipt of such payment for purposes of calculating interest due under the ABL Revolving Facility. Upon the occurrence of a Cash Dominion Event (as defined below), all amounts received in the blocked accounts (other than the A/R Concentration Accounts) established by the Borrowers and the Guarantors shall be directed to an account of the Administrative Agent, and shall be applied by the Administrative Agent to the obligations under the Senior Credit Facilities in accordance with the waterfall provisions set forth in the Loan Documents.

Exhibit B-18

“Cash Dominion Event” shall mean (a) the occurrence of an event of default or (b) any date (on or after twenty (20) days following the Closing Date) on which Excess Availability is less than $10,000,000. A Cash Dominion Event shall be deemed to continue until (i) to the extent that the Cash Dominion Event has occurred due to clause (a) above, the date that no event of default exists and (ii) to the extent that the Cash Dominion Event has occurred due to clause (b) above, the first date that Excess Availability shall be equal to or greater than $10,000,000 for a period of sixty (60) consecutive days. In no event shall a Cash Dominion Event terminate more than two (2) times during the term of the Senior Credit Facilities.
COLLATERAL MONITORING:	For the term of the Senior Credit Facilities, the Administrative Agent shall be permitted to conduct two (2) field examinations and one (1) inventory appraisal during each twelve (12) month period at the expense of the Borrowers; provided that (i) field examinations may be conducted three (3) times and inventory appraisals may be conducted two (2) times during the twelve (12) month period following the Closing Date, in each case, at the expense of the Borrowers and (ii) if at any time (after the twelve month anniversary of the Closing Date) Excess Availability shall be less than $22,500,000, field examinations may be conducted three (3) times and inventory appraisals may be conducted two (2) times during the following twelve (12) month period, in each case, at the expense of the Borrowers; and provided further that (A) at any time during the continuation of an event of default, field examinations, inventory appraisals and appraisals of other assets may be conducted (at the expense of the Borrowers) as frequently as determined by the Administrative Agent in its Permitted Discretion, and (B) at any other time determined by the Administrative Agent in its Permitted Discretion, additional field examinations and inventory appraisals may be conducted at the expense of the Lenders.

The Administrative Agent shall be permitted to conduct one real estate appraisal after the Closing Date.

COLLATERAL REPORTING:	The Revolving Credit Borrowing Base, the Tranche A Borrowing Base, the Tranche A-1 Borrowing Base, and Excess Availability will be computed by the Company, and a certificate, in form and substance satisfactory to the Administrative Agent, and duly executed by a financial officer of the Borrowers (the “Borrowing Base Certificate”) will be delivered to the Administrative Agent on a weekly basis (no later than the third business day of each week), which shall present the Company’s computation of the Revolving Credit Borrowing Base, the Tranche A Borrowing Base, the Tranche A-1 Borrowing Base, and Excess Availability (in each case, determined as of the date of such certificate, with Borrowing Base assets determined as of the end of the immediately prior week, provided that, if Richter Consulting advises the Administrative Agent that any particular Borrowing Base assets cannot be determined on a weekly basis, then such Borrowing Base assets shall be determined as of the end of the immediately prior month).

Exhibit B-19

EVENTS OF DEFAULT:	Limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect, in any material respect (without duplication of any materiality qualifiers), when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation (including an revocation of (or attempted revocation of) any guaranty); (x) actual or asserted invalidity or impairment of any subordination or intercreditor provisions; (xi) change of control; (xiii) material uninsured loss; and (xiv) injunction or court or other governmental order preventing continuing conduct of all or any material part of the business affairs of the Loan Parties, or suspension or termination of all or a material portion of their business.

ASSIGNMENTS AND PARTICIPATIONS:	Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Senior Credit Facilities in a minimum amount equal to $1,000,000; provided that no assignment shall be made to any Disqualified Lenders. The Administrative Agent shall have no liability in respect of any mistaken assignment to Disqualified Lenders.

Consents: The consent of the Company (which consent shall not be unreasonably withheld or delayed) will be required unless (a) an event of default has occurred and is continuing, or (b) subject to the last sentence of this paragraph, the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Loan Documents); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) business days after having received notice thereof; provided, further, that the Company’s consent shall not be required on or prior to the Syndication Expiration Date. The consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) will be required for any assignment to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender. The consent of the Administrative Agent will be required for any assignment of the Tranche A Term Loans prior to the Syndication Termination Date.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrowers or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Exhibit B-20

Participations: Lenders will be permitted to sell participations (other than to a Disqualified Lender) with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.

WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the credit agreement and other definitive Loan Documents will be customary for credit facilities of this type, and in any event will require the approval of the Administrative Agent and, except with respect to certain tranche voting matters to be agreed, the Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”); provided that, at any time there are two (2) or more unaffiliated Lenders, “Required Lenders” must include at least 2 unaffiliated Lenders, except that (a) the consent of each Lender shall be required with respect to: (i) the amendment of certain of the pro rata sharing provisions, (ii) the amendment of the voting percentages of the Lenders, (iii) the release of (or subordination of the liens on) all or substantially all of the collateral securing the Senior Credit Facilities (other than in connection with transactions permitted pursuant to the Loan Documents), and (iv) the release of all or substantially all of the value of the guaranty of the Borrowers’ obligations made by the Guarantors (other than in connection with transactions permitted pursuant to the Loan Documents); (b) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (i) increases or extensions in the commitment of such Lender (it being understood and agreed that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (ii) reductions of principal (it being understood and agreed that the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), interest (other than the waiver of default interest) or fees, and (iii) extensions of scheduled maturities (it being understood and agreed that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any maturity date) or times for payment; (c) the consent of the Revolving Lenders holding more that 50% of the commitment under the ABL Revolving Facility (the “Required Revolving Lenders”) shall be required with respect certain matters to be agreed; (d) the consent of the Tranche A Term Lenders holding more that 50% of the outstanding Tranche A Term Loans (the “Required Tranche A Lenders”) shall be required with respect to certain matters to be agreed; and (e) the consent of the Tranche A-1 Term Lenders holding more that 50% of the outstanding Tranche A-1 Term Loans (the “Required Tranche A-1 Lenders”) shall be required with respect to certain matters to be agreed.

INDEMNIFICATION:	The Loan Parties will indemnify and hold harmless the Administrative Agent, the Revolving Agent, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors

Exhibit B-21

from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, without limitation, the fees, disbursements and other charges of counsel (limited in the case of counsel to the reasonable and documented fees, disbursements and charges of one primary counsel and one local counsel to the Indemnified Parties, taken as a whole, in each material jurisdiction and, solely in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for such Indemnified Party)); provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from (i) the willful misconduct or gross negligence of such Indemnified Party or any of such Indemnified Party’s affiliates or any of its or their respective officers, directors, and employees of any of the foregoing, and (to the extent acting on behalf of, or at the express instructions of, such Indemnified Party) agents, advisors or other representatives of any of the foregoing (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the material obligations of such Indemnified Party or any of such Indemnified Party’s affiliates or of any of its or their respective officers, directors, employees of any of the foregoing, and (to the extent acting on behalf of, or at the express instructions of, such Indemnified Party) agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) under the Loan Documents or (iii) any investigation, litigation or proceeding or preparation of a defense in connection therewith (other than any such investigation, litigation or proceeding against Pathlight, Encina, the Administrative Agent, the Revolving Agent or the Lead Arranger acting pursuant to the Loan Documents or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Parties not arising from any act or omission by you or any of your affiliates. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York without giving effect to the conflicts of laws principles thereof (other than Section 5-1401 of the New York General Obligations Law) other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree, subject to the proviso set forth in paragraph 13 of the Commitment Letter relating to governing law applicable to certain Acquisition and Acquisition Agreement matters.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

COUNSEL TO THE ADMINISTRATIVE AGENT:	Choate Hall & STEWART LLP.

Exhibit B-22

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy, LIBOR successor rate, EU Bail-In and ERISA fiduciary investment advice provisions.

Exhibit B-23

ADDENDUM I

TO EXHIBIT B TO THE COMMITMENT LETTER

PRICING, FEES AND EXPENSES

INTEREST RATES:

The interest rate per annum applicable to the Senior Credit Facilities will be determined two business days prior to the beginning of each calendar month by reference to the LIBOR rate (for a three month interest period commencing on such day), plus the Applicable Margin (as defined below). Interest shall be payable monthly, on the last day of each calendar month.

The term “Applicable Margin” means with respect to (a) with respect to the ABL Revolving Facility, 5.50% per annum, (b) with respect to the ABL Tranche A Term Facility, 8.75% per annum, and (c) with respect to the ABL Tranche A-1 Term Facility, 12.00% per annum.

Notwithstanding anything to the contrary contained herein, to the extent that, at any time, LIBOR shall be less than zero, LIBOR shall be deemed to be zero for purposes of the Senior Credit Facilities.

DEFAULT RATE:	During the continuance of any event of default under the Loan Document, the Applicable Margin on obligations owing under the Loan Documents shall increase by 2.00% per annum (subject, in all cases other than an event of default in the payment of principal when due, to the request of the Required Revolving Lenders with respect to the ABL Revolving Facility, the Required Tranche A Lenders with respect to the ABL Tranche A Term Facility, and the Required Tranche A-1 Lenders with respect to the Tranche A-1 Term Facility).

COMMITMENT FEE:	Commencing on the Closing Date, a commitment fee of 0.50% shall be payable on the actual daily unused portions of the ABL Revolving Facility. Such fee shall be payable monthly in arrears, commencing on the first monthly payment date to occur after the Closing Date.

CALCULATION OF INTEREST AND FEES:	All calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

COST AND YIELD PROTECTION:

Customary for transactions and facilities of this type, including, without limitation, in respect of changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes (subject to customary exceptions and carve-outs).

EXPENSES:	The Borrowers will pay all costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and Encina, regardless of whether or not the Senior Credit Facilities are closed. The Borrowers will also pay the expenses of the Administrative Agent and the Lenders in connection with the enforcement of any of the loan documentation; it being understood that any fees, disbursements and other charges of counsel payable pursuant to this paragraph shall be limited to the reasonable and documented fees, disbursement and charges of one counsel to the Administrative Agent and the Lenders, taken as a whole; one local counsel to the Administrative Agent and the Lenders, taken as a whole, in any material jurisdiction (and, solely in the case of an actual or perceived conflict of interest where a credit party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for all such similarly situated credit parties).

Exhibit C-2

EXHIBIT C

TO COMMITMENT LETTER

CONDITIONS TO AVAILABILITY OF

SENIOR CREDIT FACILITIES ON THE CLOSING DATE

The availability of the Senior Credit Facilities on the Closing Date shall be subject to the following conditions:

1.    The Acquisition (including the Merger) shall have been consummated, or substantially simultaneously with the funding of the Senior Credit Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any supplements, amendments or other modifications, other than any modifications, amendments or supplements thereto that are materially adverse to the interests of the Commitment Parties, without the approval of the Lead Arranger and Commitment Parties such approval not to be unreasonably withheld, conditioned or delayed (it being understood that (a) any modification, amendment or supplement that results in a reduction in the purchase price of, or consideration for, the Acquisition shall not be deemed to be adverse to the interests of the Commitment Parties, (b) any modification, amendment or supplement that results in an increase in the purchase price of, or consideration for, the Acquisition shall not be deemed to be adverse to the interests of the Commitment Parties so long as such increase is not funded with indebtedness, and (c) any amendment to the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) shall be deemed to be adverse to the interests of the Commitment Parties.

2.    The Equity Contribution shall have been consummated, or shall be consummated substantially concurrently with the closing of the Senior Credit Facilities and the consummation of the Acquisition (including the Merger), in at least the amount set forth in Exhibit A to the Commitment Letter.

3.    The Refinancing shall have been consummated or shall be consummated substantially concurrently with the closing of the Senior Credit Facilities, in either case, in accordance with the terms and conditions of the Consent, and the consummation of the Acquisition (including the Merger) and the Equity Contribution.

4.    Since the date of the Acquisition Agreement, there has not been any Company Material Adverse Effect. “Company Material Adverse Effect” means “Company Material Adverse Effect” as defined in the Acquisition Agreement.

5.    The Closing Date Representations and Warranties shall be true and correct as and to the extent required by the Limited Conditionality Provisions.

6.    Subject in all respects to the Limited Conditionality Provisions, as a condition to the availability of the Senior Credit Facilities, (a) the execution and delivery of the Loan Documents by the Loan Parties party thereto and the Lenders, which shall, in each case, be in accordance with the terms of the Commitment Letter (including the Summary of Terms), including certain interlender agreements between the Administrative Agent and the Revolving Agent in form and substance satisfactory to the Administrative Agent and the Revolving Agent, and (b) delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates, a customary borrowing request and disbursement authorization letter (including a funds flow memorandum), good standing certificates (to the extent applicable) in the jurisdiction of organization of each Borrower and each Guarantor, evidence of customary insurance policies and endorsements to such policies naming the Administrative Agent as additional insured and lender’s loss payee, as applicable, and providing the Administrative Agent with 30 days’ (10 days in the case of non-payment of premium) prior notice of any cancellation of such policies.

Exhibit C-1

7.    Subject in all respects to the Limited Conditionality Provisions, as a condition to the availability of the Senior Credit Facilities, (a) all documents and instruments necessary to create and perfect the Administrative Agent’s security interests in the Collateral (including, without limitation, certificated equity interests and other pledged collateral, together with transfer powers executed in blank, and mortgages and Mortgage Support Documents (as defined below) for all owned real estate, to the extent such real estate is included in the Borrowing Base) shall have been executed and/or delivered by the Loan Parties and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Administrative Agent shall have been made for the execution, delivery and/or filing of such documents and instruments substantially concurrently with the consummation of the Acquisition (including the Merger)), and all applicable filing or recording fees or taxes shall be paid concurrently with any required filing, and (b) the Administrative Agent shall have received customary lien, judgment and litigation searches with respect to the Loan Parties.

8.    The Administrative Agent shall have received (a) a certificate, prepared in a manner consistent with the Commitment Date Borrowing Base Certificate, dated as of the Closing Date and duly executed by the chief financial officer (or other officer with equivalent duties) of the Company (i) presenting the Company’s computation of the Revolving Credit Borrowing Base, the Tranche A Borrowing Base, the Tranche A-1 Borrowing Base, and Excess Availability (in each case, determined as of the date of such certificate, with asset values determined as of the end of the most recent month ended not less than fifteen (15) days prior to the date of determination; provided that, if Richter Consulting advises the Administrative Agent that any particular Borrowing Base assets can be determined on a weekly basis, then such Borrowing Base assets shall be determined as of the end of the immediately preceding week (or, in each case, such other date as agreed to by the Administrative Agent in its discretion), and (ii) demonstrating Excess Availability, after giving effect to the Transactions on the Closing Date, of at least $10,500,000; and (b) a certificate reasonably satisfactory to the Administrative Agent, dated as of the Closing Date and duly executed by the chief financial officer (or other officer with equivalent duties) of the Company, certifying that (i) the Loan Parties have cash and cash equivalents of at least $8,000,000 in accounts subject to the control of the Administrative Agent (or the Revolving Agent, as applicable), and (ii) the non-Loan Party foreign subsidiaries have cash and cash equivalents of at least $4,000,000, in each case, exclusive of amounts constituting the Equity Contribution (other than any amounts in excess of $30,500,000, but solely to the extent such excess amounts are in the form of cash equity contributions for common equity of the Loan Parties or other equity or debt satisfactory to the Lead Arranger).

9.    The Administrative Agent shall have received a customary solvency certificate from the chief financial officer (or other officer with equivalent duties) of the Parent (certifying that, after giving effect to the Transactions on the Closing Date, the Company and its subsidiaries on a consolidated basis are solvent), which solvency certificate shall be substantially in the form attached as Annex I to this Exhibit C.

10.    The Administrative Agent shall have received, at least ten (10) days prior to the Closing Date, a borrowing notice (the “Notice of Proposed Closing Date”), duly executed by a responsible officer of the Parent, which Notice of Proposed Borrowing shall, among other things, specify the proposed Closing Date.

11.    The Administrative Agent shall have received projected balance sheets, income statements, statements of cash flows and the projected Borrowing Base, Consolidated Cash, and Excess Availability of the Company and its subsidiaries after giving effect to the Transactions and covering the

Exhibit C-2

term of the Senior Credit Facilities, which projections shall be on a monthly basis for the period following the Closing Date through March 31, 2019 and on an annual basis thereafter for the term of the Senior Credit Facilities.

12.    The Administrative Agent shall have received the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for, each subsequent fiscal month of the Company and its consolidated subsidiaries ended at least 45 days before the Closing Date.

13.    All fees required to be paid on the Closing Date in connection with the Senior Credit Facilities (including pursuant to the Fee Letter) shall be paid on the Closing Date, and all out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two (2) business days prior to the Closing Date (except as otherwise agreed to by the Parent), shall, substantially concurrently with the funding of the Senior Credit Facilities on the Closing Date, have been paid (which amounts may, at your option, be offset against the proceeds of the Senior Credit Facilities).

14.    The Administrative Agent and the Lead Arranger shall have received at least five (5) business days before the Closing Date (a) all documentation and other information about the applicable Borrowers and the applicable Guarantors that shall have been requested by the Administrative Agent or the Lead Arranger in writing at least ten (10) days prior to the Closing Date and that the Administrative Agent and the Lead Arranger determine is required to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (b) to the extent any applicable Borrowers qualify as a “legal entity customer” under 31 C.F.R. §1010.230, a beneficial ownership certification relating to each such Borrower as required under 31 C.F.R. §1010.230.

15.    The Administrative Agent shall have received warrants issued by the Company, which shall be on terms and conditions reflected in the attached Annex II to this Exhibit C.

“Mortgage Support Documents” means the following, all as requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent: (a) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies, with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, (b) American Land Title Association as-built surveys from surveyors reasonably acceptable to the Administrative Agent, (c) flood hazard certificates, evidence of flood and/or earthquake insurance and other flood and/or earthquake-related information as reasonably requested by the Administrative Agent, (d) appraisals of the applicable real estate from appraisers reasonably acceptable to the Administrative Agent (it being acknowledged that the Administrative Agent has received reasonably satisfactory appraisals for the real estate located at 1000 Park Drive, Cecil Township, Pennsylvania), (e) engineering, soils, environmental reports/reviews and other reports of the applicable real estate from professional firms reasonably acceptable to the Administrative Agent, including Phase I and, if recommended by such firm following a Phase I, Phase II environmental site assessments, (f) favorable opinions of counsel to the Loan Parties for each jurisdiction in which the applicable real estate is located, and (g) such other certificates, documents and information as reasonably requested by the Administrative Agent.

Exhibit C-3

ANNEX I

TO EXHIBIT C TO COMMITMENT LETTER

SOLVENCY CERTIFICATE

OF

[PARENT] AND ITS SUBSIDIARIES

[            , 20    ]

[Pursuant to the [Credit Agreement], the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of BBX Inc., a Delaware corporation (the “Parent”) and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions occurring on the date hereof, including the making of the credit extensions under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such credit extensions:

(a)	The fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)

The present fair saleable value of the property of the Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	the Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	the Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Parent and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Parent and its Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as chief financial officer of the Parent, on behalf of the Parent, and not individually, as of the date first stated above.

BBX INC.

By:
Name:
Title:

ANNEX II

TO EXHIBIT C TO COMMITMENT LETTER

WARRANT TERMS AND CONDITIONS

WARRANTS:	The Company, as issuer, will issue warrants to the Administrative Agent, as warrant holder, exercisable at a nominal cost and representing 5.0% of the common stock of the Company at the time of issuance, subject to the preemptive rights and the anti-dilution provisions described below.

The warrants will be exercisable at the option of the warrant holder, in whole or in part, at any time prior to the third anniversary of the Closing Date (and automatically on the third anniversary of the Closing Date unless the warrant holder affirmatively elects not to exercise); provided that, in the event of a public offering or a sale of all of the issued and outstanding equity or substantially all of the assets of the Company
(both events defined as a “Triggering Event”), the warrants shall be exercised on or prior to the date of such Triggering Event.

ANTI-DILUTION PROVISIONS:	The number of shares of common stock issuable upon exercise of the warrants will be subject to anti-dilution adjustments in connection with future equity issuances that are below fair market value (subject, in each case, to certain customary exceptions to be mutually agreed upon by the Company and the Administrative Agent). For the avoidance of doubt, the parties hereby acknowledge that the warrant holder’s sole method to maintain its pro-rata percentage ownership interest in the Company in connection with future equity issuances at or above fair market value shall be through the exercise of its preemptive rights.

EXERCISE PRICE:	The warrants shall have an exercise price of $.01 per share.

TAG ALONG RIGHTS:	If at any time any selling shareholder (or group of selling shareholders) proposes to sell or transfer any of the issued and outstanding common stock or securities that are convertible into common stock of the Company, the warrant holder shall have the opportunity to sell a pro rata portion of common stock which the selling shareholder(s) proposes to sell to such third party in the transaction at the same price per share and on the same terms and conditions as are applicable to the proposed sale or transfer by the selling shareholder(s).

PREEMPTIVE RIGHTS:	Subject to certain exceptions (including the issuance of stock to employees and directors as a part of an incentive plan and other permitted transfers to affiliates in an amount, as to any incentive plan, not to exceed in the aggregate 10% (on a fully diluted basis) of the common stock or securities convertible into common stock), the warrant holder shall have the right to participate pro rata in any sales of common stock (or securities that are convertible into common stock of the Company) by the Company.

REGISTRATION RIGHTS:	Pursuant to a warrant registration rights agreement, the warrants will have certain piggyback registration rights.

PUT OPTION:

In the event that no Triggering Event occurs by the third anniversary of the Closing Date, the warrant holder may thereafter put to the Company the warrants then outstanding or any underlying common stock for an amount equal to the applicable percentage of common stock (or securities of the Company held by the warrant holder to which the warrant holder is otherwise entitled upon exercise of the warrants) at the time of notice of exercise of the put option, calculated on a fully diluted basis, multiplied by either (x) the Company Equity Value (calculated as described below) or (y) at the election of the warrant holder, the fair market value at the time (calculated by a mutually accepted, nationally recognized appraisal firm and without regard to a minority ownership discount).

The parties acknowledge and agree that the Company’s trailing twelve month EBITDA (as defined below) at the time of exercise of the put option, multiplied by 6, shall be deemed to equal the “Enterprise Value” of the Company as of such time.

For purposes of the foregoing calculation, “EBITDA” means the sum of the following (without duplication) in each case determined on a consolidated basis in accordance with GAAP with respect to the Company and its Subsidiaries, the sum of Net Income plus, to the extent included in determining Net Income, (1) each of the following: (i) federal, state, local and foreign income, value added and similar taxes, (ii) depreciation, (iii) intangible amortization, (iv) interest expense; (v) extraordinary losses incurred other than in the ordinary course of business; minus (2) extraordinary gains realized other than in the ordinary course of business.

“Company Equity Value” shall mean an amount equal to the Enterprise Value determined in accordance with the methodology set forth above, minus the aggregate amount of the total outstanding funded indebtedness of the Company and its Subsidiaries as of the time of determination, plus the amount of cash and cash equivalents held by the Company and its Subsidiaries as of the time of determination.

CALL OPTION:	In the event that no Triggering Event occurs prior to the third anniversary of the Closing Date, within the three years following the Closing Date, the Company, as issuer, may call the warrants then outstanding or any underlying common stock for an amount equal to $15 million.